Exhibit 3.2

CERTIFICATE OF CORRECTION OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

YELLOWSTONE ACQUISITION COMPANY

Yellowstone Acquisition Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.	The name of the Corporation is Yellowstone Acquisition Company.

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2020, and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 21, 2020, and said Amended and Restated Certificate of Incorporation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Amended and Restated Certificate of Incorporation to be corrected is as follows:

A.	Section 9.1(b), clause (ii) incorrectly states: “the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering or”.

B.	The introduction to Section 9.2(d) incorrectly states: “In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Corporation shall”.

C.	Section 9.7, clause (a) incorrectly states: “to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering, or”.

4.	Said Amended and Restated Certificate of Incorporation is corrected to read as follows:

A.	Section 9.1(b), clause (ii) is corrected to read: “the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months from the closing of the Offering or”.

B.	The introduction to Section 9.2(d) is corrected to read: “In the event that the Corporation has not consummated an initial Business Combination within 15 months from the closing of the Offering, the Corporation shall”.

C.	Section 9.7, clause (a) is corrected to read: “to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 15 months from the date of the closing of the Offering, or”.

IN WITNESS WHEREOF, Yellowstone Acquisition Company, has caused this Certificate of Correction to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of this 23rd day of October, 2020.

YELLOWSTONE ACQUISITION COMPANY

By:	/s/ Adam K. Peterson
Name:	Adam K. Peterson
Title:	Co-President